Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-225949

All-Electric Mustang Mach-E U.S. Retail Securitization September 2019 December 2020

Registration Statement No. 333-225949 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146. U.S. Retail Securitization Free Writing Prospectus

Ford Credit has been originating retail installment sales contracts since 1959 and securitizing its retail contracts since 1988 Ford Credit has had an active publicly-registered securitization program for retail contracts since 1989 and has issued asset-backed securities in more than 80 transactions under this program Ford Credit offers retail asset-backed securities through various channels: Publicly-registered transactions Rule 144A transactions Other private transactions Collateral composition has trended in line with the industry and Ford Credit’s strategy – we securitize what we originate Receivables with original terms up to 84 months were included in the most recent retail transactions Structural elements have remained consistent – minimal adjustments over the past 15 years Overview U.S. Retail Securitization

Number of Retail Receivables Originated (000) Financing Share* Retail Installment and Lease * Retail Installment and lease share of Ford/Lincoln retail sales (excludes fleet sales) Avg. # of Contracts Outstanding (000) 2,005 2,106 2,145 2,195 2,141 2,147 2,130 Business Update U.S. Retail Securitization Ford Credit provides support for Ford and Lincoln dealers and customers through all business cycles Ford-sponsored retail marketing programs launched in response to COVID-19 generated strong customer response and led to increased contract volume and financing share 65% 56% 55% 58% 52% 52% 63% 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD 899 719 705 729 588 428 545 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD

Weighted Average FICO at Origination* * Based on year of origination Repossessions as a % of the Average Number of Contracts Outstanding Average Net Loss on Charged-Off Contracts Net Losses as a % of the Average Portfolio Outstanding $16,818 $14,310 $12,260 $13,665 $13,464 $12,696 $12,842 84 mo.: Portfolio Credit Metrics U.S. Retail Securitization 84 months 84 months 84 months 0.38% 0.54% 0.61% 0.54% 0.53% 0.49% 0.35% 0.36% 0.12% 0.16% 0.21% 0.25% 0.20% 0.22% 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD $4,445 $6,245 $6,640 $6,100 $6,131 $5,802 $5,702 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD 736 734 741 741 742 740 731 752 762 761 754 752 752 738 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD 1.12% 1.21% 1.29% 1.28% 1.24% 1.23% 0.93% 0.74% 0.26% 0.42% 0.53% 0.60% 0.54% 0.54% 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD

Weighted Average FICO at Origination New / Used (%) Car / Light Truck / Utility (%) Weighted Average Payment-to-Income (%) * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Securitization Pool Metrics U.S. Retail Securitization 8.5 8.5 8.6 8.6 8.7 8.7 8.6 8.7 8.6 8.6 8.5 8.7 8.7 8.8 8.7 8.9 9.1 25 25 25 25 24 23 23 22 20 16 15 13 13 13 11 10 8 44 44 43 44 44 42 44 44 47 50 47 49 50 49 50 52 51 30 30 31 30 31 34 34 34 34 34 38 38 37 38 39 38 40 Car Light Truck Utility Other* 89 89 89 90 89 90 91 90 90 88 87 88 89 89 88 88 92 11 11 11 11 11 10 9 10 10 12 13 12 11 11 12 12 8 New Used 731 731 731 734 732 736 736 734 739 737 739 738 736 740 743 744 736

% Subvened-APR Receivables (%) % of Contracts > 60 Month Original Term (%) Weighted Average Loan-to-Value (%) Wtd. Average FICO for Contracts > 60 Month Original Term Securitization Pool Metrics (Cont’d) U.S. Retail Securitization 51.4 50.4 53.1 58.5 59.8 66.7 66.3 65.5 59.9 54.8 62.2 68.3 69.3 72.6 71.0 70.1 76.0 44.7 46.4 52.5 57.1 54.2 54.5 55.1 57.0 58.2 57.6 58.0 56.4 57.3 61.2 57.7 57.6 59.2 94.5 94.6 95.9 96.9 97.7 98.3 98.2 98.6 97.3 96.8 97.7 98.8 99.0 98.9 98.4 98.1 101.8 701 702 708 716 710 713 714 714 720 718 719 716 715 720 723 724 723

Class A notes (“AAA”) 95.00% Class B notes (“AA”) 3.00% Class C notes (“A”) 2.00% Reserve Account 0.75% Excess Spread Structure Overview U.S. Retail Securitization Initial Overcollateralization % of Initial Adjusted Pool Balance Senior/subordinate, sequential pay structure Credit enhancement in the retail securitization program includes: Subordination of junior notes Cash reserve Excess spread (used to build target overcollateralization) Overcollateralization (OC) builds to a target amount Available funds pay the Class A1 notes in full (“turbo”) and target OC amount is reached before any funds are released to the residual interest Target OC is the sum of: Yield supplemental overcollateralization (YSOC) 2.0% of initial adjusted pool balance Excess of 1.5% of current pool balance over reserve account Total Initial Class A Hard Credit Enhancement 5.75% 0.00% Initial Class A Hard Credit Enhancement 0.75% 1.00% 1.00% 0.25% 0.25% 0.25% 0.25% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 2020-C 2020-B 2020-A 2019-C 2019-B 2019-A 2018-B Reserve Subordination Initial Overcollateralization

U.S. Retail Securitization

Retail Pool Performance: Cumulative Net Losses


2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Loss Ratio
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60
Months Since Settlement
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C
12-D
13-A
13-B
13-C
13-D
14-A
14-B
14-C
15-A
15-B
15-C
16-A
16-B
16-C
17-A
17-B
17-C
18-A
18-B
19-A
19-B
19-C
20-A
20-B

Long History Of Consistent Performance Through Multiple Cycles

9 | FORD CREDIT

All-Electric Mustang Mach-E U.S. Retail/Lease Origination and Servicing Strategy

Dealers submit credit applications and proposed financing terms electronically to Ford Credit Ford Credit obtains a credit report for the applicant(s) and uses its proprietary origination system to complete compliance and other checks, including fraud alerts and ID variations Credit decisions are made electronically or by an analyst and returned electronically to dealers The origination process is not governed by strict limits and is judgment-based, using well-established purchasing standards and procedures to support consistent credit decisions Purchase quality guidelines set portfolio targets for lower and marginal quality contracts Risk factor guidelines are applicable to specific application attributes including affordability measures such as PTI and DTI ratios, LTV, FICO score and term For less creditworthy applicants or if there is a discrepancy in the information provided by the applicant, the credit analyst may verify the identity, employment, income, residency and other applicant information using Ford Credit’s procedures before making a decision Credit analysts’ decisions are reviewed regularly to ensure they are consistent with origination standards and credit approval authority Risk management portfolio performance is analyzed quarterly Origination Process U.S. Retail/Lease Origination and Servicing Strategy

Ford Credit's origination scoring models were developed internally based on Ford Credit’s portfolio databases of millions of contracts originated over several decades. The model development process identifies key variables used to assign the applicant a proprietary risk score based on the probability of the applicant paying the amounts due under their contract Since October 2018, Ford Credit has gradually expanded the use of new advanced statistical tools in the consumer model redevelopment process. These tools enable improved data interactions, creation of more predictive variables and place relatively less emphasis on variables such as an applicant's FICO® score, which in turn enhance the model’s ability to assess risk and more accurately assign a proprietary risk score Ford Credit regularly reviews its models to confirm the business significance and statistical predictability of the variables Origination scoring model performance review Scorecard Cycle Plan Committee review New origination scoring models are developed on a regular cycle plan Adjustments may be made to improve the performance of the origination scoring models between development cycles to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: Uniformly changing the overall credit risk scores Modifying the weight of selected variables Completed launch dates for the most recently redeveloped origination scoring models are as follows: Confidential Origination Scoring Models U.S. Retail/Lease Origination and Servicing Strategy U.S. Scoring Models Redeveloped Date Consumer January 2018 Commercial January 2019 Commercial Line of Credit May 2017

Behavioral Scoring Models U.S. Retail/Lease Origination and Servicing Strategy U.S. Scoring Models Redeveloped Date Consumer February 2018 Commercial January 2019 Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable on its payment due date These models assess the risk of a customer defaulting using a number of variables, including origination characteristics, customer account history, payment patterns, expected loss or severity and periodically updated credit bureau information Output of the behavioral scoring models is a proprietary score (probability of default) that determines: How soon an obligor will be contacted after a payment becomes delinquent How often the obligor will be contacted during the delinquency How long the account will remain in early stage collections before it is transferred to late stage New behavioral scoring models are developed on a regular cycle plan Ford Credit regularly reviews the behavioral scoring models to confirm the continued statistical predictability of the variables. Adjustments may be made to improve the performance of the behavioral scoring models between development cycles Completed launch dates of the most recently redeveloped behavioral scoring models are as follows:

All-Electric Mustang Mach-E Appendix

60+ Day Delinquencies* 0.11% 0.14% 0.14% 0.16% 0.15% 0.13% Severity (000) $10.4 $10.3 $11.4 $11.4 $10.9 $9.8 * Excluding bankruptcies Disciplined and consistent underwriting practices Portfolio quality evidenced by FICO scores and consistent risk mix Repossessions, charge-offs and LTR remained low and significantly below year-ago levels Longer-term contract mix returned to normal levels Extensions have returned to pre-pandemic levels; 99% of COVID-related extensions have made at least one payment Retail & Lease FICO and Higher Risk Mix (%) Retail Contract Terms Retail Charge-Offs ($M) and LTR Ratio (%) Retail Repossessions (000) and Repossession Rate (%) Higher Risk Portfolio Mix (%) Repossession Rate (%) Retail > 84 months Placement Mix (%) LTR Ratio (%) U.S. Origination Metrics and Credit Loss Drivers Appendix – U.S. Retail 65 mo 66 mo 65 mo 66 mo 71 mo 67 mo 3% 3% 3% 7% 15% 4% Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 747 750 753 739 743 738 6% 6% 6% 6% 6% 6% Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $45 $61 $76 $73 $19 $39 0.39% 0.51% 0.63% 0.62% 0.15% 0.30% Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 6 7 7 7 3 5 1.13% 1.32% 1.27% 1.24% 0.52% 1.04% Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020